Exhibit 99.1

Haymaker Updates Terms of Business Combination with OneSpaWorld

Transaction Valuation Updated to Reflect Recent Market Performance

Pro Forma Net Leverage Reduced

OneSpaWorld Management Reaffirms Forecasted Operating Performance

(New York, NY) – January 8, 2019—Haymaker Acquisition Corp. (NASDAQ: HYAC) (“Haymaker”), a publicly traded special purpose acquisition company, and OneSpaWorld (“OSW” or the “Company”), the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers of destination resorts worldwide, announced today that they have amended their definitive business combination agreement, which was entered into on November 1, 2018, due to recent market performance. The amended agreement continues to provide that Haymaker and OSW will combine under a new holding company, OneSpaWorld Holdings Limited (“OSW Holdings”), which is expected to be listed on the Nasdaq Stock Market under the symbol “OSW.” OSW is being sold by Steiner Leisure Limited (“Steiner”), a portfolio company of L Catterton, the largest and most global consumer-focused private equity firm in the world. The Company continues to expect fiscal 2018 operating performance in line with its expectations provided on November 1, 2018.

Details of the Updated Transaction

Under the terms of the amended definitive business combination agreement, the transaction is now valued at approximately $850 million at closing, as compared to approximately $950 million in the original agreement announced on November 1, 2018, reflecting a reduction in the aggregate consideration to be paid to the selling equity holders. Pro forma net leverage was also reduced to 3.9 times as compared to the original transaction, which contemplated 5.3 times. The business combination will continue to be funded through a combination of cash in Haymaker’s trust account, borrowings, and proceeds from a common stock private placement led by premier institutional investors including Franklin Templeton and Neuberger Berman. L Catterton will retain a significant equity stake in the combined company through its investment in Steiner.

OSW Reaffirms Forecasted Operating Performance

OSW continues to expect to report $535 million in revenue and $56 million in Adjusted EBITDA in 2018. For 2019, the Company continues to forecast revenue of $573 million and $62 million in Adjusted EBITDA. For 2020, the Company continues to forecast revenue of $668 million and $78 million in Adjusted EBITDA. As a result of the reduced leverage and favorable adjustments to interest expense associated with the amended transaction structure, the Company forecasts 2018, 2019 and 2020 Pro Forma Adjusted Net Income of $32 million, $39 million and $56 million, respectively. This represents a 31% compound annual growth rate between 2018 and 2020.

The respective boards of directors of both Haymaker and OSW have unanimously approved the amended business combination agreement. Completion of the proposed transaction continues to be subject to approval of Haymaker stockholders and other customary closing conditions. The parties expect that the proposed transaction will be completed in the first quarter of 2019.

For a full description of the amendment to the business combination agreement, please see Haymaker’s Current Report on Form 8-K, which will be filed promptly and can be obtained at the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

Goldman Sachs & Co. LLC and Lazard are serving as financial advisors, Cantor Fitzgerald is serving as capital markets advisor, Goldman Sachs & Co. LLC is serving as private placement agent and DLA Piper LLP (US) and Ellenoff Grossman & Schole LLP are serving as legal advisors to Haymaker. Nomura and BofA Merrill Lynch are serving as financial advisors and capital markets advisors and Kirkland & Ellis LLP is acting as legal advisor to OSW.

About OSW:

Headquartered in Nassau, Bahamas, OSW is one of the largest health and wellness services companies in the world. OSW’s distinguished centers offer guests a comprehensive suite of premium health, fitness, beauty and wellness services, treatments, and products aboard 161 cruise ships and at 67 destination resorts around the world. OSW holds the leading market position within the fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ health, fitness, beauty, and wellness while vacationing for over 50 years.

About Haymaker:

Haymaker is a $330 million blank check company led by Steven Heyer. Haymaker was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization, or similar business combination with one or more target businesses. The executives of Haymaker are experienced at recognizing and quantifying the value of brands and creating strategies to reposition those brands to reach their full market potential. For more information about Haymaker, please visit www.haymakeracquisition.com.

About L Catterton:

With over $15 billion of equity capital across six fund strategies in 17 offices globally, L Catterton is the largest consumer-focused private equity firm in the world. L Catterton’s team of more than 150 investment and operating professionals partners with management teams around the world to implement strategic plans to foster growth, leveraging deep category insight, operational excellence, and a broad thought partnership network. Since 1989, the firm has made over 200 investments in leading consumer brands. L Catterton was formed through the partnership of Catterton, LVMH, and Groupe Arnault. For more information about L Catterton, please visit www.lcatterton.com.

About Neuberger Berman:

Neuberger Berman, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages a range of strategies—including equity, fixed income, quantitative and multi-asset class, private equity, and hedge funds—on behalf of institutions, advisors, and individual investors globally. With offices in 20 countries, Neuberger Berman’s team is more than 2,000 professionals. For four consecutive years, the company has been named first or second in Pensions & Investments Best Places to Work in Money Management survey (among those with 1,000 employees or more). Tenured, stable and long-term in focus, the firm fosters an investment culture of fundamental research and independent thinking. It manages $315 billion in client assets as of September 30, 2018. For more information about Neuberger Berman, please visit www.nb.com.

Important Information About the Proposed Transaction and Where to Find It:

In connection with the amended transaction, OSW Holdings intends to file an amendment to its Registration Statement on Form S-4 (the “S-4”), which will include an updated prospectus with respect to OSW Holding’s securities to be issued in connection with the proposed business combination of OSW and Haymaker and a proxy statement with respect to Haymaker’s stockholder meeting to vote on the proposed transaction, with the SEC. Haymaker’s stockholders and other interested persons are advised to read the S-4 and the amendments thereto and any documents included therein filed in connection with the proposed transaction, as these materials will contain important information about OSW, Haymaker, and the proposed transaction. The S-4 and other relevant materials for the proposed transaction will be mailed to stockholders of Haymaker as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the S-4 and other documents filed with the SEC as exhibits thereto, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Haymaker Acquisition Corp., 650 Fifth Avenue, Floor 10, New York, NY 10019.

Participants in the Solicitation:

OSW, OSW Holdings, Haymaker, and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Haymaker’s stockholders with respect to the proposed transaction. A list of the names of those directors and executive officers and a description of their interests in Haymaker is contained in Haymaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Haymaker Acquisition Corp., 650 Fifth Avenue, Floor 10, New York, NY 10019, Attention: Christopher Bradley or Joseph Tonnos, (212) 616-9600. Additional information regarding the interests of such participants will be contained in the S-4.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the businesses of Haymaker, OSW and OSW Holdings may differ from their actual results and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance including projected financial information (which is not audited or reviewed by auditors) and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, and the timing of the completion of the proposed transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Haymaker, OSW, and OSW Holdings and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement, (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of

Haymaker or other conditions to closing in the business combination agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the business combination agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on Nasdaq following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the demand for OSW’s and the combined company’s services together with the possibility that OSW or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties included in (x) the “Risk Factors” sections of the most recent Annual Report on Form 10-K filed with the SEC by Haymaker and the S-4 and (y) other documents filed or to be filed with the SEC by Haymaker and OSW Holdings. Haymaker cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Haymaker, OSW, and OSW Holdings do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation:

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Financial Metrics:

This press release includes non-GAAP financial measures for OSW which do not conform to SEC Regulation S-X in that it includes financial information (such as Adjusted EBITDA and Pro Forma Adjusted Net Income) not derived in accordance with US GAAP. Accordingly, such information and data will be adjusted and presented differently in the S-4. OSW believes that the presentation of non-GAAP measures provides information that is useful to investors as it indicates more clearly the ability of OSW to meet capital expenditure and working capital requirements and provides an additional tool for investors to use in evaluating ongoing operating results and trends. Investors should review OSW’s audited and interim financial statements, which are presented in the S-4 and not rely on any single financial measure to evaluate its businesses. Other companies may calculate these and other non-GAAP measures differently and, therefore, OSW’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Contacts

ICR for Haymaker

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

Jennifer Davis, 646-677-1813

jennifer.davis@icrinc.com

Media:

Jim Furrer, 646-677-1808

jim.furrer@icrinc.com

For L Catterton

Andi Rose / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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